As filed with the Securities and Exchange Commission on August 11, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRUM BRANDS HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-1339132 (I.R.S. Employer Identification No.)

3001 Deming Way Middleton, Wisconsin (Address of principal executive offices)	53562 (Zip code)

Spectrum Brands Holdings, Inc. Amended and Restated 2020 Omnibus Equity Plan

(Full title of the plan)

Ehsan Zargar Esq.

Executive Vice President,

General Counsel, and Corporate Secretary

3001 Deming Way

Middleton, Wisconsin 53562

(Name and address of agent of service)

(608) 275-4924

(Telephone number, including area code, of agent for service)

COPIES TO:

Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Spectrum Brands Holdings, Inc. (the “Company”) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 1,375,000 shares of its common stock, par value $0.01 per share, which is referred to as the Common Stock, that are reserved for issuance upon exercise of options to be granted, or in respect of awards to be granted, under the Spectrum Brands Holdings, Inc. Amended and Restated 2020 Omnibus Equity Plan (the “A&R 2020 Equity Plan”).

On July 13, 2023, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to approve the A&R 2020 Equity Plan, which proposal was approved by the Company’s stockholders on August 8, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the A&R 2020 Equity Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, Wisconsin 53562, Attention: General Counsel, Telephone number (608) 275-4924.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1. the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed November 22, 2022, as amended by the Company’s Annual Report Amendment No. 1 on Form 10-K/A filed January 26, 2023;

2. the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended January 1, 2023, filed February 10, 2023, for the fiscal quarter ended April 2, 2023, filed May 12, 2023, and for the fiscal quarter ended July 2, 2023, filed August 11, 2023;

3. the Company’s Current Reports on Form 8-K filed November 18, 2022 (except Item 2.02), June 20, 2023 (except Item 7.01), June 20, 2023, August 9, 2023; and August 11, 2023 (except Item 2.02); and

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4. the description of the Common Stock as contained in Exhibit 4.8 to the Company’s Annual Report Amendment No. 1 on Form 10-K/A filed January 28, 2020, and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of common stock made hereby.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any third-party proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits, or proceedings, whether civil, criminal, administrative, or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires approval of the Delaware Court of Chancery or the court in which the action or suit was brought, upon application, before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and Third Restated By-laws (the “By-laws,” and together with the Charter, the “Organizational Documents”) contain indemnification provisions that provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee, or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith. Each Organizational Document also provides that, to the extent not prohibited

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by applicable law, the Registrant will pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, the Registrant receives an undertaking from such person to repay such amount advanced if it is ultimately determined that such person is not entitled to be indemnified. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Organizational Documents, agreement, vote of stockholders or disinterested directors, or otherwise.

The Charter also provides that, to the fullest extent permitted under the DGCL, none of the Registrant’s directors will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision is known as an exculpation provision. This exculpation provision is limited by Section 102(b)(7) of the DGCL, which prohibits the elimination or limitation of the personal liability of:

•	a director or officer for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;
•	a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	a director for payments of unlawful payment of dividends or unlawful stock purchases and redemptions under Section 174 of the DGCL;
•	a director or officer for any transaction from which the director or officer derived an improper personal benefit; or
•	an officer in any action by or in the right of the corporation.

Each Organizational Document provides that any repeal or amendment of the indemnification or the exculpation provision by changes in law (or otherwise), or the adoption of any other provision of the Organizational Documents inconsistent with the aforementioned provisions, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change permits the Registrant to provide broader rights retroactively), and will not in any way diminish or adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In addition, the Registrant maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings

The Company hereby undertakes:

(a) (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

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(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Spectrum Brands Holdings, Inc. (f.k.a. HRG Group, Inc.) (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC by Spectrum Brands Holdings, Inc. (f.k.a. HRG Group, Inc.) on July 13, 2018 (File No. 001-4219)).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, filed with the Secretary of State of the State of Delaware on August 3, 2021 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC by Spectrum Brands Holdings, Inc. on August 3, 2021 (File No. 001-4219)).

4.3	Third Restated By-Laws of Spectrum Brands Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC by Spectrum Brands Holdings, Inc. on May 17, 2019 (File No. 001-04219)).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered.

23.1*	Consent of KPMG LLP, independent registered certified public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

99.1*	Spectrum Brands Holdings, Inc. A&R 2020 Omnibus Equity Plan.

107*	Filing Fee Table.

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act, Spectrum Brands Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Middleton, state of Wisconsin, on August 11, 2023.

Spectrum Brands Holdings, Inc.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of David M. Maura, Jeremy W. Smeltser, and Ehsan Zargar, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on August 11, 2023, by the following persons in the capacities indicated.

Signature	Title

/s/ David M. Maura	Chief Executive Officer and Chairman of the Board
David M. Maura	(Principal Executive Officer)

/s/ Jeremy W. Smeltser	Executive Vice President and
Jeremy W. Smeltser	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Leslie L. Campbell	Director
Leslie L. Campbell

/s/ Joan Chow	Director
Joan Chow

/s/ Sherianne James	Director
Sherianne James

/s/ Gautam Patel	Director
Gautam Patel

/s/ Terry L. Polistina	Director
Terry L. Polistina

/s/ Hugh R. Rovit	Director
Hugh R. Rovit

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